   As filed with the Securities and Exchange Commission on November 4, 1998
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                              QUADRAMED CORPORATION
             (Exact name of Registrant as specified in its charter)

DELAWARE                                                  7371                                      52-1992861
(State or other jurisdiction                  (Primary Standard Industrial                    (I.R.S. Employer
of incorporation or organization)             Classification Code Number)                  Identification No.)

                          1003 CUTTING BLVD., SUITE 200
                           RICHMOND, CALIFORNIA 94804
                                 (510) 620-2340
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          -----------------------------

                                KEITH M. ROBERTS
                EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                               AND GENERAL COUNSEL
                              QUADRAMED CORPORATION
                          1003 CUTTING BLVD., SUITE 200
                           RICHMOND, CALIFORNIA 94804
                                 (510) 620-2340
       (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                          -----------------------------

                                   Copies to:
                              SCOTT D. LESTER, ESQ.
                         BROBECK, PHLEGER & HARRISON LLP
                                ONE MARKET STREET
                               SPEAR STREET TOWER
                         SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 442-0900

                          -----------------------------


         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          -----------------------------

                         CALCULATION OF REGISTRATION FEE

          TITLE OF EACH CLASS OF                    AMOUNT          PROPOSED MAXIMUM       PROPOSED MAXIMUM
              SECURITIES TO BE                      TO BE             OFFERING PRICE      AGGREGATE OFFERING         AMOUNT OF
                 REGISTERED                       REGISTERED           PER SHARE(1)            PRICE (1)         REGISTRATION FEE
Common Stock, par value $.01................    2,860,237 Shares          $19.72              $56,403,873             $15,680

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market on October 28, 1998.

                          -----------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 4, 1998

                                2,860,237 SHARES

                              QUADRAMED CORPORATION

                                  COMMON STOCK

         This Prospectus relates to the public offering (the "Offering") of 2,860,237 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock"), of QuadraMed Corporation. ("QuadraMed," the "Company" or the "Registrant") by certain stockholders of the Company. All of the 2,860,237 Shares which may be offered hereby were received by stockholders of the Company in connection with the acquisition by the Company of all of the outstanding capital stock and options of Pyramid Health Group, Inc. ("Pyramid"). The acquisition of Pyramid, which resulted in Pyramid becoming a wholly owned subsidiary of the Company, was completed pursuant to an Acquisition Agreement and Plan of Merger dated as of June 1, 1998. The Shares are being registered in accordance with a registration rights agreement (the "Rights Agreement") among the Company and the former Pyramid stockholders which was entered into on June 5, 1998. The Rights Agreement requires the Company to effect the registration of the Shares received by the former Pyramid stockholders for resale to the public. All of the Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. All of the Shares may be offered by certain stockholders of the Company or by pledges, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders").

         The Shares may be offered by the Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution".

         The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered and sold by the Selling Stockholders.

         The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "QMDC." On November 3, 1998 the closing price on Nasdaq for the Common Stock was $23.875.

                              --------------------

                 SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS
                    PROSPECTUS FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE PURCHASERS.

                              --------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
          SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

    THE SELLING STOCKHOLDERS AND ANY BROKER-DEALERS THAT PARTICIPATE IN THE
          DISTRIBUTION OF ANY OF THE RESALE SHARES MAY BE DEEMED TO BE
            "UNDERWRITERS" WITHIN THE MEANING OF THE SECURITIES ACT,
             AND ANY COMMISSION RECEIVED BY THEM AND ANY PROFIT ON
                THE SHARES PURCHASED BY THEM MAY BE DEEMED TO BE
                UNDERWRITING COMMISSIONS OR DISCOUNTS UNDER THE
                  SECURITIES ACT. SEE "PLAN OF DISTRIBUTION."

                              --------------------

                The date of this Prospectus is November 4, 1998.

                               PROSPECTUS SUMMARY

         The following is a summary of certain information contained elsewhere in this Prospectus and is not intended to be a complete description of the matters covered in this Prospectus. This summary is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus and in the documents incorporated by reference in this Prospectus. Stockholders are urged to read carefully the entire Prospectus. As used in this Prospectus, unless otherwise indicated or the context otherwise requires, all references to "QuadraMed" or the "Company" refer to QuadraMed Corporation and, where the context requires, its subsidiaries. This Prospectus contains forward-looking statements about future results which are subject to risks and uncertainties. QuadraMed's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."


                                   THE COMPANY

         QuadraMed Corporation develops, markets and sells software products and services designed to enable health care providers and payors to increase operational efficiency, improve cash flow, measure the cost of care and effectively administer managed care contracts. The Company's suite of products is an integrated offering of electronic data interchange ("EDI"), financial management and decision support and compliance solutions for both providers and payors. In addition, the Company provides compliance, consulting and business office outsourcing services.

         Electronic Data Interchange. These products enable the editing and formatting of all claims submitted to payors to help ensure accuracy and completeness, which results in more efficient reimbursement of third party claims. The Company collects and utilizes detailed clinical and financial information from customers who license its EDI products. This data, which is supplemented with similar, publicly-available information, forms the basis of the Company's proprietary databases for its decision support products.

         Financial Management Products. These products utilize the enhanced data stream created by the Company's EDI products to allow providers to track payor contract terms and review medical billing information to ensure that bills are properly coded and include all services rendered. These capabilities facilitate a provider's ability to obtain timely and accurate reimbursement and to administer and measure the profitability of managed care contracts. Further, the Company offers a product that is designed to improve the ability of health care providers to prevent Medicare and Medicaid fraud and abuse by identifying potentially fraudulent coding in their medical bills. In addition, the Company's electronic document imaging products allow its customers to improve work flow and move toward a paperless office environment.

         Decision Support Products. These products include database analysis software and national and regional benchmark data that enable customers to perform clinical, financial and marketing analyses. These products utilize the enhanced data stream created by the Company's EDI and financial management products to build proprietary databases that enable providers to measure more accurately the resources consumed in the provision of care and to compare clinical outcomes against the associated costs.

         Business Office Outsourcing and Cash Flow Management Services. These services are offered to health care providers, many of which are recognizing the value of outsourcing their business office operations to reduce costs, increase cash flow and improve operating efficiencies. The Company believes that it possesses a significant advantage in the provision of outsourcing services due to its ability to use its own QuanTIM(R) suite of software products and its centralized cash flow management operations.

         Compliance and Consulting Products. These services are offered (i) to improve the ability of health care providers to prevent Medicare and Medicaid fraud and abuse by identifying potentially fraudulent coding in a medical bill, and (ii) to assist clients in increasing the efficiency of the business office. QuadraMed offers a comprehensive compliance program, including compliance assessment, auditing and education expertise through a team of over 100 credentialed health care attorneys, medical records professionals, registered nurses and physicians. These services are augmented by the implementation of QuadraMed's integrated compliance software products. In addition, QuadraMed offers consulting and education services in the areas of managed care contract performance and negotiation, clinically oriented, patient-focused data analysis and financial management.



                                       1.

         The Company is incorporated under the laws of the State of Delaware. The Company's executive offices are located at 1003 Cutting Blvd., Suite 200, Richmond, California 94804 and its telephone number is (510) 620-2340.


                                  THE OFFERING

         An aggregate of 2,860,237 shares of Common Stock are being offered for resale pursuant to this Prospectus. The Company will not receive any proceeds from the sale of the Shares which may be sold from time to time hereby.


                                  RISK FACTORS

         In addition to the other information contained in this Prospectus included herewith, prospective investors should carefully consider the following factors in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

HISTORY OF OPERATING LOSSES; UNCERTAIN PROFITABILITY

         The Company incurred net losses of $18.8 million, $958,000 and $25.6 million for the years ended December 31, 1995, 1996 and 1997, respectively, and net losses of $9.4 million, $19.9 million and $3.9 million for the fiscal quarters ended March 31, June 30 and September 30, 1998. As of September 30, 1998, the Company had an accumulated deficit of $140.9 million. These results include write-offs for acquired in-process research and development in the years ended December 31, 1995 and 1997 and the nine months ended September 30, 1998 of $14.8 million, $21.9 million and $32.7 million, respectively. In connection with its acquisitions, the Company has and will incur significant non-recurring charges and will be required to amortize significant expenses related to goodwill and other intangible assets in future periods. There can be no assurance that the Company will be able to achieve or sustain revenue growth or profitability on a quarterly or annual basis.

POTENTIAL VARIABILITY IN QUARTERLY OPERATING RESULTS

         The Company's quarterly operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Quarterly revenues and operating results may fluctuate significantly as a result of a variety of factors, including: integration of acquired businesses, variability in demand for the Company's products and services; the number, timing and significance of announcements and releases of product enhancements and new products by the Company and its competitors; the timing and significance of announcements concerning the Company's present or prospective strategic alliances; the termination of, or a reduction in, offerings of the Company's products and services; the loss of customers due to consolidation in the health care industry; delays in product delivery requested by customers; the length of the sales cycle or the timing of sales; the amount of new potential contracts at the beginning of any particular quarter; customer budgeting cycles and changes in customer budgets; investments by the Company in marketing, sales, research and development, and administrative personnel necessary to support the Company's anticipated operations; marketing and sales promotional activities; software defects and other quality factors; and general economic conditions.

         The timing of customer purchases is difficult to predict given the complex procurement decision process associated with most health care providers and payors. As a result, the Company typically experiences sales cycles that extend over several quarters. In addition, certain products acquired by the Company as a result of the acquisition of Integrated Medical Networks in September, 1998 have higher average selling prices and longer sales cycles than many of the Company's other products which may increase the volatility of the Company's quarterly operating results. Moreover, the Company's operating expense levels, which will increase with the addition of acquired businesses are relatively fixed. If revenues are below expectations, net income is likely to be disproportionately adversely affected. Further, it is likely that in some future quarter the Company's revenues or operating results will be below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would be materially adversely affected.

INTEGRATION OF ACQUIRED COMPANIES INTO THE COMPANY

         The Company expects to realize significant benefits from its recent acquisitions. Realizing these benefits will depend in significant part upon the successful integration of the businesses, including their products and employees, with the Company, and there can be no assurance that such integration will not entail substantial costs,



                                       2.

delays or other problems or that such integration will be successfully completed. The effort to integrate the businesses will divert the attention of management from other matters and will result in significant operational and administrative expense. Any difficulties encountered in the integration process could have a material adverse effect on the revenues and operating results of the Company. In addition, the process of integrating the businesses could cause the interruption of, or a disruption in, the business of the Company, which could have a material adverse effect on the operations and financial performance of the Company. Even if these businesses are successfully integrated into the Company, the acquired operations may not achieve sales, productivity and profitability commensurate with the Company's historical or projected operating results. Failure to achieve such projected results would have a material adverse effect on the Company's financial performance, and in turn, on the market value of the Company's Common Stock. There can be no assurance that the Company will realize any of the anticipated benefits of its acquisitions or that such acquisitions will enhance the Company's business or financial performance.

DEPENDENCE ON ACQUISITION STRATEGY

         The Company intends to continue to expand in substantial part through acquisitions of products, technologies and businesses. The Company's ability to expand successfully through acquisitions depends on many factors, including the successful identification and acquisition of products, technologies or businesses and management's ability to effectively negotiate and consummate acquisitions and integrate and operate the new products, technologies or businesses. There is significant competition for acquisition opportunities in the Company's industry, which may intensify due to increasing consolidation in the health care industry, thereby increasing the costs of capitalizing on acquisition opportunities. The Company competes for acquisition opportunities with other companies that have significantly greater financial and management resources than the Company. The inability to successfully identify appropriate acquisition opportunities, consummate acquisitions or successfully integrate acquired products, technologies, operations, personnel or businesses could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, acquisitions may divert management's attention from other business concerns, expose the Company to the risks of entering markets in which it has no direct prior experience or to risks associated with the market acceptance of acquired products and technologies, or result in the loss of key employees of the Company or the acquired company. Moreover, acquisitions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the recognition of amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH ACQUISITIONS; NEED TO MANAGE CHANGING OPERATIONS

         Acquisitions involve a number of special risks including, without limitation, managing geographically dispersed operations, failure of the acquired business to achieve expected results, failure to retain key personnel of the acquired business, inability to integrate the new business into existing operations and risks associated with unanticipated events or liabilities, potential increases in stock compensation expense and increased compensation expense resulting from newly hired employees, the assumption of unknown liabilities and potential disputes with the sellers of one or more acquired entities, all of which could have a material adverse effect on the Company's business, results of operations and financial condition.

         Additionally, customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the Company's reputation and its sales and marketing initiatives. With the addition of the acquired businesses, the Company's anticipated future operations may place a strain on its management systems and resources. The Company expects that it will be required to continue to improve its financial and management controls, reporting systems and procedures, and will need to expand, train and manage its workforce. There can be no assurance that the Company will be able to effectively manage these tasks, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

         The Company's performance depends in significant part upon the continued service of its executive officers, its product managers and other key sales, marketing and development personnel. The loss of the services of any of its executive officers or the failure to hire or retain other key employees could have a material adverse effect on the Company's business, financial condition and results of operations. Additions of new, and departures of



                                       3.

existing, personnel can be disruptive and could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO HOSPITAL AND MANAGED CARE MARKETS; UNCERTAINTY IN THE HEALTHCARE INDUSTRY

         A substantial portion of the Company's revenues have been and are expected to be derived from the sale of software products and services to hospitals. Consolidation in the health care industry, particularly in the hospital and managed care markets, could cause a decrease in the number of existing or potential purchasers of the Company's products and services, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the decision to purchase the Company's products often involves the approval of several members of management of a hospital or health care provider. Consequently, it is difficult for the Company to predict the timing or outcome of the buying decisions of customers or potential customers.

         The health care industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care organizations. The Company believes that the commercial value and appeal of its products may be adversely affected if the current health care financing and reimbursement system were to reverse its current evolution to a managed care model back to a fee-for-service model. In addition, many of the Company's customers are providing services under capitated service agreements, and a reduction in the use of capitation arrangements as a result of regulatory or market changes could have a material adverse effect on the Company's business, financial condition and results of operations. During the past several years, the health care industry has been subject to increasing levels of governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Certain proposals to reform the health care system have been and are being considered by Congress. These proposals, if enacted, could change the operating environment for the Company's clients in ways that cannot be predicted. Health care organizations may react to these proposals by curtailing or deferring investments, including those for the Company's products and services.

         Changes in current health care financing and reimbursement systems could result in the need for unplanned product enhancements, in delays or cancellations of product orders or shipments or in the revocation of endorsement of the Company's products by hospital associations or other customers. Any of these occurrences could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, many health care providers are consolidating to create integrated health care delivery systems with greater regional market power. As a result, these emerging systems could have greater bargaining power, which may lead to price erosion of the Company's products. The failure of the Company to maintain adequate price levels would have a material adverse effect on the Company's business, financial condition and results of operations. Other market-driven reforms could also have adverse effects on the Company's business, financial condition and results of operations.

HIGHLY COMPETITIVE MARKET

         Competition in the market for the Company's products and services is intense and is expected to increase. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. The Company's competitors include other providers of health care information software and services, as well as health care consulting firms. The Company's principal competitors include: (i) CIS Technologies, Inc., a division of National Data Corporation, Inc., and Sophisticated Software, Inc. in the market for its EDI products; (ii) Envoy Corp. and MedE AMERICA in the market for its claims processing service; (iii) Healthcare Cost Consultants, Inc., a division of CIS Technologies, Inc., and Trego Systems, Inc. in the market for its contract management products; (iv) IMNET Systems, Inc., Optika Imaging Systems, Inc. and LanVision Systems, Inc. in the market for its electronic document management products; (v) Transition Systems, Inc. and Healthcare Microsystems, Inc., a division of Health Management Systems Inc., HCIA Inc. and MediQual Systems, Inc., a division of Cardinal Health, Inc., in the market for its decision support products; (vi) HMS and ARTRAC, a division of Medaphis in the market for its business office outsourcing services; (vii) a subsidiary of Minnesota Mining and Manufacturing, in the market for its medical records products; and(viii)Transcend Services, Inc. and SMART Corporation in the market for its health information management services. In addition, current and prospective customers evaluate the Company's capabilities against the merits of their existing information systems and expertise. Furthermore, major software information systems companies, including those specializing in the health care industry, not presently offering



                                       4.

products that compete with those offered by the Company may enter the Company's markets. In addition, many of the Company's competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and market recognition than the Company. Many of the Company's competitors also currently have, or may develop or acquire, substantial installed customer bases in the health care industry. As a result of these factors, the Company's competitors may be able to respond more quickly to new or emerging technologies, changes in customer requirements and political, economic or regulatory changes in the health care industry or to devote greater resources to the development, promotion and sale of their products than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of Common Stock by existing stockholders under Rule 144 of the Securities Act and through the exercise of registration rights could have an adverse effect on the price of the Company's Common Stock. As of September 30, 1998, approximately 1.5 million shares are available for sale in the public market subject to compliance with Rule 144. Certain existing stockholders holding an aggregate of 144,049 shares of Common Stock as of September 30, 1998 have rights under certain circumstances to require the Company to register their shares for future sale (which amount does not include shares being registered by the Company hereunder and shares issued pursuant to the acquisition of Integrated Medical Networks as discussed below).

         In September 1998, the Company closed the acquisition of Integrated Medical Networks. In connection with the acquisition of Integrated Medical Networks, the Company issued an aggregate of 1,550,000 shares of Common Stock. The Company has agreed to file a registration statement under the Securities Act prior to January 1, 1999 to register all such shares. In June 1998, the Company closed the acquisition of Pyramid Health Group, Inc. ("Pyramid"). In connection with the acquisition of Pyramid, the Company issued an aggregate of 2,784,508 shares of Common Stock and warrants to purchase 62,710 shares of Common Stock, all of which are being registered hereunder for resale under the Securities Act and will be freely tradeable following such registration. In addition, 13,019 shares of common stock are being registered hereunder for resale under the Securities Act pursuant to certain exercises of options received by former Pyramid stockholders and will be freely tradeable following such registration. In May 1998, the Company closed the acquisition of Medicus Systems Corporation ("Medicus"). In connection with the acquisition of Medicus, the Company issued an aggregate of 1,201,221 shares of Common Stock, which includes 441,564 shares of Common Stock issued upon the exercise of warrants issued in November 1997 to certain former stockholders of Medicus (the "Warrants"). All of the shares of Common Stock issued in connection with the acquisition of Medicus (including shares issuable upon exercise of the Warrants) have been registered under the Securities Act and are freely tradeable. In May 1998, the Company completed an offering of $115 million principal aggregate amount of Convertible Subordinated debentures. The Debentures are initially convertible into an aggregate of 3,458,647 shares of the Company's Common Stock at a conversion price of $33.25 per share ( a conversion ratio of 30.075 shares per $1,000 principal amount of Debentures). The Debentures and the shares of Common Stock issuable upon conversion of the Debentures have been registered under the Securities Act and are freely tradable. In December 1997, the Company issued 1,588,701 shares of Common Stock in connection with the RHP Mergers. The shares of Common Stock issued in connection with the RHP Mergers have been registered for resale under the Securities Act and are freely tradeable. An additional 242,590 shares subject to registration rights were registered for resale concurrently with the shares issued in connection with the RHP Mergers and are freely tradeable.

         Sales of a substantial number of the aforementioned shares of the Company's Common Stock could adversely affect or cause substantial fluctuations in the market price of the Company's Common Stock and impair the Company's ability to raise additional capital through the sale of its securities. Sales of substantial amounts of Common Stock in the public market under Rule 144 under the Securities Act, or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through an offering of its equity securities.





                                       5.

NEW PRODUCT DEVELOPEMENT AND SYSTEM ENHANCEMENT

         The Company's performance will depend in large part upon the Company's ability to provide the increasing functionality required by its customers through the timely development and successful introduction of new products and enhancements to its existing suite of products. The Company has historically devoted significant resources to product enhancements and research and development and believes that significant continuing development efforts will be required to sustain its operations and integrate the products and technologies of acquired businesses. There can be no assurance that the Company will successfully or in a timely manner develop, acquire, integrate, introduce and market new product enhancements or products, or that product enhancements or new products developed by the Company will meet the requirements of hospitals or other health care providers and payors and achieve or sustain market acceptance.

LIMITED PROPRIETARY RIGHTS; RISK OF INFRINGEMENT

         The Company relies on a combination of trade secrets, copyright and trademark laws, nondisclosure and other contractual provisions to protect its proprietary rights. The Company has not filed any patent applications covering its technology. There can be no assurance that measures taken by the Company to protect its intellectual property will be adequate or that the Company's competitors will not independently develop products and services that are substantially equivalent or superior to those of the Company.

         Substantial litigation regarding intellectual property rights exists in the software industry, and the Company expects that software products may be increasingly subject to third-party infringement claims as the number of competitors in the Company's industry segment grows and the functionality of products overlaps. Although the Company believes that its products do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any claim may require the Company to incur substantial litigation expenses or subject the Company to significant liabilities and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has received notice of a claim filed with the United States Trademark Appeal Board for the cancellation of its registered QuanTIM(R) trademark, and also has received a letter from a separate third party challenging this trademark. There can be no assurance that the Company will be successful in its defense of these or similar claims.

RISK OF PRODUCT DEFECTS; FAILURE TO MEET PERFORMANCE CRITERIA

         Products such as those offered by the Company frequently contain errors or failures, especially when initially introduced or when new versions are released. Although QuadraMed conducts extensive testing, software errors have been discovered in certain enhancements and products after their introduction. There can be no assurance that, despite testing by the Company and by current and potential customers, errors or performance failures will not occur in products under development or in other enhancements or products after commencement of commercial shipments, resulting in loss of revenues and customers, delay in market acceptance, diversion of resources, damage to the Company's reputation or increased service and warranty costs, any of which could have a material adverse effect upon its business, financial condition and results of operations.

YEAR 2000

         Many computer systems have experienced or will experience problems processing dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. The Company is assessing both the internal readiness of its computer systems and the compliance of its computer products and software sold to customers for addressing the year 2000 issues. The Company expects to implement successfully the systems and programming changes necessary to address the year 2000 issues and does not believe that the cost of such actions will have a material adverse effect on the Company's business, results of operations or financial condition. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the implementation of such changes, and the Company's inability to implement such changes could have an adverse effect on its business, financial condition and results of operations.

         The Company has designed and tested the most current versions of its products to be year 2000 compliant. A significant number of the Company's customers are running product versions that are not year 2000 compliant.



                                       6.

While the Company has been encouraging such customers to migrate to current product versions, it is possible that the Company may experience increased expenses in addressing migration issues and may lose customers. In addition, there can be no assurances that the Company's current products do not contain undetected errors or defects associated with year 2000 date functions that may result in the material costs to the Company. Some commentators have stated that significant amounts of litigation will arise out of year 2000 compliance issues. Because of the unprecedented nature of such litigation it is uncertain whether or to what extent the Company may be affected by it.


RISK OF INTERRUPTION OF DATA PROCESSING

         The Company currently processes substantially all its customer data at its facilities in Richmond, California and Neptune, New Jersey. While the Company backs up its data nightly and has safeguards for emergencies such as power interruption or breakdown in temperature controls, it has no mirror processing site to which processing could be transferred in the case of a catastrophic event at either of these facilities. The occurrence of a major catastrophic event at either the Richmond or the Neptune facility could lead to an interruption of data processing and could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO OUTSOURCING BUSINESS

         The Company provides compliance, consulting and business office outsourcing and cash flow management services, including the billing and collection of receivables. The infrastructure for the Company's outsourcing business was acquired by the Company. In addition, the Company often uses its software products to provide outsourcing services. As a result, the Company has not been required to make significant capital expenditures in order to service existing outsourcing contracts. However, if the Company experiences a period of substantial expansion in its outsourcing business, it may be required to make substantial investments in capital assets and personnel, and there can be no assurance that it will be able to assess accurately the investment required and negotiate and perform in a profitable manner any of the outsourcing contracts it may be awarded. The Company's failure to estimate accurately the resources and related expenses required for a project or its failure to complete its contractual obligations in a manner consistent with the project plan upon which a contract was based could have a material adverse effect on its business, financial condition and results of operations. In addition, the Company's failure to meet a client's expectations in the performance of its services could damage the Company's reputation and adversely affect its ability to attract new business. Finally, the Company could incur substantial costs and expend significant resources correcting errors in its work, and could possibly become liable for damages caused by these errors.

GOVERNMENT REGULATION

         The United States Food and Drug Administration (the "FDA") is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer products are subject to regulation when they are used or are intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. The FDA could determine in the future that any predictive aspects of the Company's products make them clinical decision tools subject to FDA regulation. Compliance with these regulations could be burdensome, time consuming and expensive. The Company also could become subject to future legislation and regulations concerning the development and marketing of health care software systems. Such legislation could increase the cost and time necessary to market new products and could affect the Company in other respects not presently foreseeable. The Company cannot predict the effect of possible future legislation and regulation.

         The confidentiality of patient records and the circumstances under which such records may be released for inclusion in the Company's databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other health care provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal levels. This legislation may require holders of such information to implement security measures that may require substantial expenditures by the Company. There can be no assurance that changes to state or federal laws



                                       7.

will not materially restrict the ability of health care providers to submit information from patient records using the Company's products.

RISK OF PRODUCT-RELATED CLAIMS

         Certain of the Company's products and services relate to the payment, collection, coding and billing of health care claims and the administration of managed care contracts. Any failure by employees of the Company or by the Company's products to accurately assess, process or collect such claims could result in claims against the Company by its customers. The Company has been and currently is involved in claims for money damages related to services provided by its accounts receivable management business. The Company maintains insurance to protect against certain claims associated with the use of its products, but there can be no assurance that its insurance coverage would adequately cover any claim asserted against the Company. A successful claim brought against the Company that is in excess of, or excluded from, its insurance coverage could have a material adverse effect on its business, financial condition and results of operations. Even unsuccessful claims could result in the Company's expenditure of funds in litigation and management time and resources. There can be no assurance that the Company will not be subject to material claims in the future, that such claims will not result in liability in excess of the Company's insurance coverage, that the Company's insurance will cover such claims or that appropriate insurance will continue to be available to the Company in the future at commercially reasonable rates. In addition, if liability of the Company were to be established, substantial revisions to its products could be required that may cause it to incur additional unanticipated research and development expenses.

RISKS ASSOCIATED WITH CERTAIN INVESTMENTS

         The Company has made, and may continue to make in the future, certain investments in which it obtains a minority equity interest in certain early stage companies. The Company does not have the ability to control the operations of any of these companies. Investing in early stage companies is subject to certain significant risks, and there can be no assurance that any of these companies will be successful or achieve profitability or that the Company will ever realize a return on its investments. In addition, to the extent any of such companies fail or become bankrupt or insolvent, the Company may be required to report a loss on some or all of its investment, which could have a material adverse effect on its results of operations during a particular reporting period.

POTENTIAL EFFECT OF ANTI-TAKEOVER PROVISIONS

         Certain provisions of Delaware law applicable to the Company could have the effect of delaying, deterring or preventing a change in control of the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, the Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. The Company's Board of Directors is classified into three classes of directors serving staggered, three-year terms and has the authority without action by the Company's stockholders to fix the rights and preferences and issue shares of preferred stock, and to impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. The Company's Certificate of Incorporation provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of capital stock of the Company entitled to vote. Any vacancy on the Board of Directors may be filled only by vote of the majority of directors then in office. Further, the Company's Certificate of Incorporation provides that any "Business Combination" (as therein defined) requires the affirmative vote of two-thirds of the shares entitled to vote, voting together as a single class. These provisions, and certain other provisions of the Certificate of Incorporation which may have the effect of delaying proposed stockholder actions until the next annual meeting of stockholders, could have the effect of delaying or preventing a tender offer for the Company's Common Stock or other changes of control or management of the Company, which could adversely affect the market price of the Company Common Stock.





                                       8.

VOLATILITY OF STOCK PRICE

         The stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. The trading price of the Company's Common Stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of new products or acquisitions by the Company or its competitors, governmental regulatory action, other developments or disputes with respect to proprietary rights, general trends in the industry and overall market conditions, and other factors. The market price may also be affected by movements in prices of equity securities in general.



                                 USE OF PROCEEDS

         The Company will not receive any of the net proceeds from the sale of the Shares by the Selling Stockholders.



                                       9.

                              SELLING STOCKHOLDERS

         The following table sets forth the principal amount of Common Stock beneficially owned by each of the Selling Stockholders as of October 30, 1998, all of which are being offered pursuant hereto. Because the Selling Stockholders may sell all or a portion of the Shares which they own pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Stockholders after completion of this Offering. The Shares offered for sale by this Prospectus may be offered from time to time by the Selling Stockholders named below.


                                                                                       PERCENTAGE OF
                                                                  NUMBER OF SHARES       OUTSTANDING
NAME OF SELLING STOCKHOLDER                                      BENEFICIALLY OWNED           SHARES
Bonnie J. Purdy                                                          1,794                     *
Compex Investors I, L.P.                                                82,263                     *
Compex Investors II, L.P.                                               44,294                     *
Copley Partners 2                                                      115,689                     *
DLJ Venture Capital Fund                                                41,584                     *
David Shanks                                                            11,450                     *
Himanshu Sharma                                                          1,185                     *
Ivar S. Chhina                                                           5,864                     *
Jennifer Vanosdol                                                        1,084                     *
Jeffrey C. Bachman                                                      23,840                     *
Linda L. Leach                                                           1,218                     *
Mehta Family Partners, L.P.                                            428,438                   2.2
Monica Pappas                                                           44,521                     *
Nitin T. Mehta                                                         584,075                   3.0
Prabhu Goel, Trustee of the Neil N. Mehta - 1996 Trust                  43,010                     *
Prabhu Goel, Trustee of the Nayan N. Mehta - 1996 Trust                 43,011                     *
Scottish Investment Trust, PLC                                          63,299                     *
Sharad P. Patel, Trustee of the Sharad P. Trust of April 19,            33,650                     *
1985
Sharad P. Patel, Trustee of the Sharad P. Trust of April 19,             3,738                     *
1985
Sprout Capital V                                                       795,404                   4.1
Sprout Growth, L.P.                                                    267,445                   1.4
Sprout Growth, Ltd.                                                     29,183                     *
Toronto Dominion Investments, Inc.                                      63,289                     *
Transcorp C/F Nitin T. Mehta A/C IRC-6699-OT                             4,965                     *
Transcorp C/F Nitin T. Mehta A/C KPS-0227-00                             8,903                     *
Transcorp C/F Neil N. Mehta A/C IRZ-8055-OC                             48,747                     *
Transcorp C/F Nayan N. Mehta A/C IRZ-8054-OC                            48,747                     *
Transcorp C/F Meena N. Mehta A/C TPZ-87332                               5,753                     *
Victor Rivera                                                            1,874                     *
Weber Family Trust                                                      11,920                     *

--------------------------
*  Less than one percent.


                              PLAN OF DISTRIBUTION

         The Shares offered hereby are being offered directly by the Selling Stockholders. The Company will receive no proceeds from the Offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of



                                      10.

discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Shares offered hereby may be sold either pursuant to this Registration Statement or pursuant to Rule 144 of the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of one business day prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.


                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Francisco, California.


                                     EXPERTS

         The audited consolidated financial statements and schedules incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). This Web site can be accessed at http:\www.sec.gov. In addition, material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Prospectus is a part, and which the Company has filed with the Commission under the Securities Act. Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company



                                      11.

offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an annex hereto.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission under
Section 13(a) and 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus:

     1.   Annual Report on Form 10-K/A for the fiscal year ended December 31,
          1997;

     2. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998 and amendment thereto;

     3.   Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
          1998;

     4. Current Report on Form 8-K dated September 30, 1998 and filed October 15, 1998;

     5. Current Report on Form 8-K dated August 31, 1998 and filed September 11, 1998;

     6. Current Report on Form 8-K dated June 1, 1998, and filed June 11, 1998, and amendment thereto filed June 17, 1998;

     7.   Current Report on Form 8-K dated May 1, 1998 and filed May 11, 1998;

     8.   Current Report on Form 8-K dated April 13, 1998 and filed April 29,
          1998;

     9. Current Report on Form 8-K dated April 24, 1997 and filed May 9, 1997, and amendments thereto filed July 8, 1997 and March 10, 1998, respectively;

     10. Current Report on Form 8-K dated September 29, 1997 and filed October 14, 1997, and amendment thereto filed March 10, 1998;

     11. Current Report on Form 8-K dated February 4, 1998 and filed February 18, 1998;

     12. Current Report on Form 8-K dated December 29, 1997 and filed January 13, 1998; and

     13. The description of Company Common Stock set forth in the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

         All reports and definitive proxy or information statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF COMPANY COMMON STOCK, TO WHOM A PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). REQUESTS SHOULD BE DIRECTED TO KEITH M. ROBERTS, QUADRAMED CORPORATION, 1003 CUTTING BLVD. SUITE 200, RICHMOND, CALIFORNIA, 94804 (TEL. 510/620-2340).


         NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS



                                      12.

UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

         Except for the historical financial information contained herein, the matters discussed in this Prospectus may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, including those discussed herein under "Risk Factors." Actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are:
(i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variability in quarterly operating results, (iii) identification, consummation and assimilation of acquisitions, (iv) dependence on hospitals and demand for the Company's products and services in the healthcare information systems and services markets, (v) legislative or market-driven reforms in the healthcare industry, (vi) the Company's ability to develop and introduce new products, (vii) management of the Company's changing operations, (viii) dependence on key personnel, (ix) development by competitors of new or superior products or entry into the market of new competitors, (x) risks related to product defects, (xi) risks associated with pending litigation,(xii) volatility in the Company's stock price, (xiii) the success or failure of strategic alliances, (xiv) risk of interruption in data processing,
(xv) risks associated with certain investments in early stage companies, and
(xvi) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.



                                      13.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.



                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary......................................................... 1
Risk Factors............................................................... 2
Use of Proceeds............................................................ 9
Selling Stockholders....................................................... 10
Plan of Distribution....................................................... 10
Legal Matters.............................................................. 11
Experts.................................................................... 11
Available Information...................................................... 11
Incorporation of Certain Documents
     by Reference.......................................................... 12


                             QUADRAMED CORPORATION



                        2,860,237 Shares of Common Stock









                                   PROSPECTUS
                                November 4, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock to being registered, other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


    Securities and Exchange Commission registration fee.......................  15,680
    Nasdaq National Market listing fee........................................  17,500
    Printing and engraving expenses...........................................   1,000
    Legal expenses............................................................  15,000
    Accounting fees and expenses..............................................   2,000
    Miscellaneous expenses....................................................       0

            Total.............................................................  51,180
                                                                               =======

The Selling Stockholders will bear their own sales commissions and related sales expenses in connection with this offering, but will not bear any of the expenses listed above.

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor [by reason of that person's service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

         Section 102(b)(7) of the DGCL provides that a corporation's certificate of incorporation may eliminate or limit personal liability of its directors to the corporation or its stockholders for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching such director's duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase that was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

         The Company's Second Amended and Restated Certificate of Incorporation eliminates the personal liability of its directors to the fullest extent allowed under the DGCL. In addition, Article 5 of the Company's Amended and Restated Bylaws provides that the Company shall indemnify each person who is or was a director or executive officer of the Company to the full extent permitted by the DGCL. Such Article also provides that the Company may, but is not required to, indemnify its employees and agents (other than directors and officers) to the extent and in the manner permitted by the DGCL.

         The Registrant has entered into an indemnification agreement with each of its directors and officers and intends to maintain insurance for the benefit of its directors and officers insuring such persons against certain liabilities, including liabilities under the securities laws.



ITEM 16. EXHIBITS.

         (a) Exhibits

         2.1 Acquisition Agreement and Plan of Merger dated June 1, 1998 by and between the Company and Pyramid Health Group, Inc. and its Stockholders.(2)

         4.1 Reference is made to Exhibits 3.2 and 3.4 of the Form SB-2 (as defined herein).(1)

         4.2 Form of Common Stock Certificate.(1)

         4.3 Registration Rights Agreement dated June 5, 1998 by and between the Company and the stockholders listed on Schedule A thereto.(2)

         5.1 Opinion of Brobeck, Phleger and Harrison LLP.(3)

         23.1 Consent of Arthur Andersen LLP.(3)

         23.2 Consent of Deloitte & Touche LLP.(3)

         23.3 Consent of Brobeck, Phleger & Harrison LLP(included in
              Exhibit 5.1).

         24.1 Power of Attorney (see page II-4).



(1) Incorporated herein by reference from the exhibit with the same number to the Company's Registration Statement on Form SB-2, No. 333-5180-LA, as filed with the Commission on June 28, 1996, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto, as filed with the Commission on July 26, 1996, September 9, 1996 and October 2, 1996, respectively (collectively, "Form SB-2").

(2) Incorporated herein by reference from the Company's Current Report on Form 8-K, as filed with the Commission on June 11, 1998, and amendment thereto filed June 17, 1998.

(3) To be filed by amendment.

         (b) Financial Data Schedule

             Not applicable.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and
(ii) is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15 of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of California on this 4th day of November, 1998.

                                        QUADRAMED CORPORATION


                                        By  /s/ KEITH M. ROBERTS
                                           ----------------------------------
                                            Keith M. Roberts
                                            Executive Vice President,
                                            Chief Financial Officer
                                            and General Counsel



                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, John V. Cracchiolo and Keith M. Roberts, and each one of them, his attorneys-in-fact, each with the power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement and any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:




               SIGNATURE                                         TITLE                                  DATE
               ---------                                         -----                                  ----
          /s/ JAMES D. DURHAM             Chairman of the Board and Chief Executive Officer             November 4, 1998
        ------------------------          (Principal Executive Officer)
            James D. Durham

          /s/ KEITH M. ROBERTS            Executive Vice President, Chief Financial Officer             November 4, 1998
        ------------------------          (Principal Financial and Accounting Officer) and
           Keith M. Roberts               General Counsel


         /s/ BERNIE J. MURPHY             Vice President, Finance                                       November 4, 1998
        -------------------------         and Chief Accounting Officer
             Bernie J. Murphy             (Principal Accounting Officer)



         /s/ JOHN H. AUSTIN, M.D.         Director                                                      November 4, 1998
        -------------------------
         John H. Austin, M.D.

         /s/ ALBERT L. GREENE             Director                                                      November 4, 1998
        -------------------------
           Albert L. Greene

                                          Director                                                     November __, 1998
        -------------------------
           Kenneth E. Jones



         /s/ THOMAS F. MCNULTY            Director                                                    November 4, 1998
        -----------------------
           Thomas F. McNulty

       /s/ JOAN P. NEUSCHELER             Director                                                    November 4, 1998
       -----------------------
          Joan P. Neuscheler

       /s/ CORNELIUS T. RYAN              Director                                                    November 4, 1998
      -----------------------
           Cornelius T. Ryan